        Exhibit 10.1

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Execution Version

SEPARATION AGREEMENT AND GENERAL RELEASE
This SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made between Dynex Capital, Inc., a Virginia corporation (“Dynex”), and Robert S. Colligan (the “Executive”) and sets forth the terms of the Executive’s separation from employment with Dynex, and any and all of Dynex’s subsidiaries and affiliates (collectively, the “Company”). This Agreement will become effective upon the “Effective Date” as specified in Section 13 below. Once effective, this Agreement will be a legally binding document, representing the entire agreement between the Executive and the Company regarding the subjects it covers. Throughout this Agreement, the term the “Company” includes all of the Company’s affiliates and related entities, and their current and former trustees, officers, agents, employees, insurers and attorneys, and all employee benefit plans and arrangements and their administrators, trustees and other fiduciaries, and all successors and assigns of all of the foregoing.

WHEREAS, the Executive is currently serving as the Company’s Chief Financial Officer pursuant to the terms and conditions of that certain Employment Agreement by and between the Company and the Executive, dated July 19, 2024 (the “Employment Agreement”); and

WHEREAS, it is anticipated that the Executive’s employment with the Company will be terminated without Cause (as described in the Employment Agreement), and the Executive will be eligible to receive the benefits described in this Agreement; and

WHEREAS, in order to permit an orderly separation and transfer of duties to his successor, the Company and the Executive desire to establish the terms and conditions of the Executive’s separation from employment as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
1.    Separation from Employment. The Executive’s employment with the Company will terminate on April 1, 2026, or such earlier date as described herein (the “Separation Date”). Effective as of February 26, 2026, the Executive will cease to serve as Chief Financial Officer and any other positions as officer or director of the Company and its subsidiaries and affiliates. From February 26, 2026 to the Separation Date (the “Transition Period”), the Executive will serve as Special Advisor to the Chairman of the Board and Co-Chief Executive Officer and the Co-Chief Executive Officer and President (the “Co-CEOs”) and will provide transition services as reasonably requested by the Co-CEOs, which includes without limitation the transition services described on the attached Exhibit A, to ensure an orderly transition of his responsibilities. While employed during the Transition Period, the Executive shall continue to receive his base salary and participate in employee benefit plans at his current elections. The Separation Date may be earlier than May 1, 2026 if the parties mutually agree to an earlier Separation Date or if the Executive fails to comply with the terms of this Agreement and the Company terminates the Executive’s employment on account of such failure.

2.    Termination of Employment. The Executive’s employment shall terminate as of the Separation Date. The provisions of Section 4(c) (Clawback), Section 8 (Code Section 409A Compliance), Section 9 (Restrictive Covenants), Section 10 (Work Product), Section 11 (Return of Company Property), Section 12 (Compliance with Company Policies), Section 13 (Injunctive Relief with respect to Covenants; Forum, Venue and Jurisdiction), Section 15 (Indemnification and Insurance), Section 17 (Termination of this

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Agreement and Survival of Certain Provisions), and Section 18 (Miscellaneous) of the Employment Agreement shall continue in effect according to their terms regardless of whether Executive executes this Agreement or not.

3.    Consideration and Post-Transition Benefits and Payments.

(a)    Eligibility. Provided that the Executive: (i) provides appropriate transition services in good standing during the Transition Period and separates from employment on the Separation Date, (ii) signs and does not revoke this Agreement, including the waiver and release of claims in favor of the Company and restrictive covenants contained in it, within 21 days of receiving this Agreement; (iii) again signs and does not revoke this Agreement within five business days after the Separation Date; and (iv) remains in compliance with the terms of this Agreement, the Company agrees to provide the Executive with the payments and benefits set forth in Section 3(b) below. In the event that the Company contends that the Executive has not provided transition services in good standing during the Transition Period, the Executive shall be provided notice of the specific issues involved and a period of 15 days to cure. If the Company terminates the Executive’s transition services other than due to material breach of (i)-(iv) above or termination of services for Cause under his Employment Agreement, such termination shall not obviate the Company’s obligation to provide the payments and benefits set forth in Section 3(b) below.

(b)    Consideration. Subject to satisfying the eligibility criteria in Section 3(a) above, the Company agrees to pay to the Executive the amounts set forth below (such payments and benefits, collectively the “Separation Benefits”):

(i)    An amount equal to (1) $560,000, which is the Executive’s base salary on the day prior to the Separation Date, plus (2) $1,738,128, which is the Executive’s Annual Incentive Award (as defined in the Employment Agreement) paid for the 2025 year, payable within 30 days following the Separation Date. For the avoidance of doubt, no payment will be made to the Executive in respect of any 2026 Annual Incentive Award.

(ii)    Restricted stock unit awards (“RSUs”) and performance stock units (“PSUs”) which are outstanding and unvested as of the Separation Date shall vest and be paid as set forth on Exhibit B.

(iii)    $31,709.76, which is equal to the monthly cost of COBRA (as defined below) coverage under the Company’s medical and dental plans and the monthly cost of life insurance and disability policies in which the Executive and the Executive’s dependents were covered on the day prior to the Separation Date for the 12-month period following the Separation Date, payable within 30 days following the Separation Date.

(iv)    Notwithstanding any other provisions of this Agreement, no amounts or benefits, other than the Accrued Obligations (as defined below), shall be payable to the Executive, and Executive shall forfeit all rights under this Agreement unless the Executive signs once upon receipt of this Agreement and again within five business days following the Separation Date and does not revoke the release of claims in favor of the Company in accordance with Section 12 below. In addition, notwithstanding any other provisions of this Agreement, no amounts or benefits, other than the Accrued Obligations, shall be payable to the Executive, and the Executive shall forfeit all rights under this Agreement, if the Company discovers actions of the Executive that constitute Cause under the Employment Agreement. To the extent the Separation Benefits, other than the Accrued Obligations, have been paid and the release requirement is not met or Cause is discovered, then any such amounts or

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benefits previously paid shall be forfeited and the Executive shall repay such forfeited amounts or benefits to the Company within 30 days following demand by the Company.

(v)    Section 9(b)(ii) of the Employment Agreement shall be amended and restated as follows: “(ii) The Executive further agrees that during the Employment Period and for a period of six (6) months following any cessation of his employment for any reason, the Executive shall not, directly or indirectly, render services within the “Restricted Territory” as an employee, owner, consultant or in any capacity that are the same as or substantially similar to the services provided by the Executive for the Company during the 12 months preceding the cessation of the Executive’s employment, on behalf of any person or entity that engages in a business that is the same as or substantially similar to, and competitive with, the business of Dynex at the time the Executive’s employment ceases. The Executive shall be permitted to hold a ten percent (10%) or less interest in the equity or debt securities of any publicly traded company. The “Restricted Territory” shall mean the continental United States of America.”

(vi)    The Executive agrees that any additional compensation to be paid under this Agreement is due solely from the Company and that Insperity PEO Services, L.P. (“Insperity”) has no obligation to pay the additional compensation, even though its payment may be processed through Insperity.

(c)    Accrued Obligations. Regardless of whether the Executive signs this Agreement or when or why the Executive’s employment with the Company terminates, the Company will provide the Executive with any earned but unpaid base salary through the Separation Date, any earned but unpaid 2025 Annual Incentive Award, reimbursement for any outstanding expenses for which the Executive has not been reimbursed and which are timely submitted and authorized, and any accrued but unused vacation (“Accrued Obligations”).
(d)    Benefits Termination. For purposes of any benefits provided under any Company benefits plan, the Executive’s employment will terminate on the Separation Date. If there are any discrepancies between this Agreement and the applicable benefit plan documents, the applicable plan documents will govern. The Company reserves the right, in its sole discretion, to change or discontinue its benefit plans at any time, with or without prior notice, except to the extent inconsistent with the terms of such plans or applicable law.

4.    Release. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company, Insperity, and each of their agents, directors, members, affiliated entities, officers, employees, former employees, attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), from any and all charges, complaints, claims, liabilities, grievances, obligations, promises, agreements, controversies, damages, policies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation, law or ordinance, including without limitation Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Americans with Disabilities Act; 42 U.S.C. § 1981; the federal Age Discrimination in Employment Act (age discrimination); the Older Workers Benefit Protection Act; the Equal Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; Virginia Human Rights Act, including age and sexual harassment claims; Virginians with Disabilities Act; Virginia Equal Pay Act; Virginia Genetic Testing Law; Virginia Right-to-Work Law; Virginia Equal Pay Law; Virginia Occupational Safety and Health Act; Virginia Fraud Against Taxpayers Act; Connecticut Fair

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Employment Practices Act, including age and sexual harassment claims; Connecticut Human Rights and Opportunities Act, including age and sexual harassment claims, Connecticut Family and Medical Leave Law; Connecticut General Statute Paid Sick Leave; Connecticut Whistleblower Law; Connecticut Free Speech Law; Connecticut WARN Law; Connecticut Human Rights and Opportunities Act; Connecticut Minimum Wage and Overtime Law; Connecticut Equal Pay Law; the anti-retaliation provision of the Connecticut Workers’ Compensation Act; and Connecticut Maximum Hours and Overtime Law, as amended (“Claim” or “Claims”), which the Executive now has, owns or holds, or claims to have, own or hold, or which the Executive at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the date of the execution of this Release.

The Executive hereby acknowledges and agrees that the execution of this Release and the cessation of Executive’s employment and all actions taken in connection therewith are in compliance with the federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth above shall be applicable, without limitation, to any claims brought under these Acts.

Notwithstanding the foregoing, the Executive does not release, acquit, discharge or waive, and Claims shall not include:

(a)    Any rights, Claims, or protections that the Executive may have under this Agreement;
(b)    Any rights, Claims, and protections based on any cause, matter, thing, or event arising or occurring at any time after Executive signs this Agreement; provided, however, for the avoidance of doubt, any rights, Claims, and protections arising from the period between the first signing and second signing of this Agreement, as contemplated in Section 12 hereof, shall be released, acquitted, discharged, and/or waived consistent with the terms and conditions herein if Executive signs the Agreement for the second time within five business days after the Separation Date (and does not revoke it);
(c)    Executive’s rights, Claims, and protections, if any, to vested or guaranteed benefits under the Company’s qualified and non-qualified benefit plans, including, without limitation, the Stock Awards and all other vested retirement, health and welfare, executive compensation, deferred compensation, and stock grant or option plans;

(d)    Any rights, Claims, or protections Executive may have under the applicable terms of such policy or plan to convert the Executive’s existing coverage under any group life, disability, and/or accidental death and dismemberment plan offered by the Company;

(e)    Any rights, Claims, or protections Executive may have to continuation of group health, dental, or vision insurance as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, (“COBRA”), as amended by the Health Insurance Portability and Accountability Act of 1996 and the American Recovery and Reinvestment Act of 2009;

(f)    Any Claims for unemployment or workers’ compensation benefits, or any medical claim incurred during the Executive’s employment that is payable under applicable medical plans or a Company-insured liability plan;

(g)    Any rights, Claims, or protections the Executive has, had, or may have under Article V, Indemnification, of the Restated Articles of Incorporation of Dynex Capital, Inc. (as amended and current

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as of the Separation Date, the “Articles of Incorporation”), including the indemnification and advancement provisions contained therein, in effect as of the Effective Date of this Agreement;

(h)    Any rights, Claims, or protections the Executive has, had, or may have under any policy or contract of indemnification, liability or other type of insurance from and/or against any Claims asserted, liability incurred, or proceeding initiated or maintained against the Executive arising from, related or pertaining to, or serving as its basis or their bases, the Executive’s capacity as an employee or officer of the Company or his alleged acts, omissions, or inaction in such capacity, the foregoing being without regard to whether the Company has, had, or may have the power or obligation to indemnify Executive or provide advancements against such liability under Article V of the Articles of Incorporation; and

(i)    Any rights, Claims or protections that the Executive, by law, is prohibited from releasing under this Agreement.

5.    Affirmation of Indemnification Obligations.

(a)    Notwithstanding any provision of this Agreement to the contrary, the Company reaffirms (i) its obligations to the Executive under Article V of the Company’s Articles of Incorporation, including the indemnification and advancement provisions contained therein, and (ii) the Executive’s rights to indemnification and defense under the Company’s Articles of Incorporation and bylaws, as amended, and under the Company’s directors and officers insurance with respect to (A) the Executive’s service as an employee or officer of the Company, or (B) the Executive’s service at the request of the Company as an employee, officer, director, manager, shareholder, partner, member, or other representative capacity of another entity or enterprise affiliated, or previously affiliated, with the Company or any of its subsidiaries (collectively, “Affiliated Entities”).

(b)    As of the date of this Agreement, the Company represents that to its knowledge, neither of the Company’s Co-Chief Executive Officers are aware of any actions, omissions, or inaction by the Executive that (i) would reasonably be expected to negate the Executive’s rights to (1) indemnification and advancements under the Articles of Incorporation, or (2) indemnification, defense, or coverage under the Company’s directors and officers insurance, and (ii) could give rise to any Claims by the Company or the other Releasees against the Executive.

(c)    As of the date of this Agreement and its second execution, the Executive represents that, to his knowledge, there are no suits, actions, proceedings (including, without limitation, arbitral and administrative proceedings), claims or governmental investigations or audits pending or threatened against the Company, any subsidiary, or any Affiliated Entities, or their respective properties, assets or business (or, to the knowledge of the Executive, pending or threatened against, relating to or involving any of the officers, directors, employees or agents of the Company, any subsidiary, or any Affiliated Entities in connection with the business of the Company, any subsidiary, or any Affiliated Entities).

6.    Continuing Obligations. The Executive acknowledges that he remains bound by, and will comply with, any restrictive covenant agreements by and between the Company and the Executive, including as provided for in Section 9 (Restrictive Covenants) of the Employment Agreement. In addition, the Executive acknowledges and recommits to the commitments in subsections 6(a), (b)(i) and (c) below, and the Company agrees to the commitment in subsection 6(b)(ii) below:

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(a)    Duty of Cooperation. The Executive agrees that he will cooperate and assist the Company and its representatives after the Separation Date upon their reasonable request with respect to any matter (including any litigation, investigation, or governmental proceeding) which relates to the Executive’s employment with the Company. (Such cooperation and assistance with respect to such litigation, investigation, or governmental proceeding is referred to as “Proceeding Support.”) This cooperation may include appearing from time-to-time for conferences and interviews at mutually agreeable times and providing the officers of the Company and its representatives with the full benefit of the Executive’s knowledge with respect to any such matter; provided, however, that any such requests for cooperation shall not unreasonably interfere with the Executive’s personal life or professional responsibilities as an employee of another employer or as a director or officer of another entity. The Company agrees to reimburse the Executive for any documented, reasonable out-of-pocket expenses incurred by the Executive in connection with such cooperation and mutually agreed upon in advance by the Executive and the Company. In the event that the Company seeks services from Executive other than Proceeding Support, the Company shall pay the Executive at a rate mutually agreed upon in advance for the Executive’s provision of any such services.

(b)    Non-Disparagement.

(i)    The Executive agrees that both during the Transition Period and after the Separation Date, to the extent permitted by law and Section 8 below, the Executive will not, in public or private, whether orally, in writing, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, make any remarks or comments to any person or entity regarding the Company or any of the other Releasees, that are false, disparaging, derogatory or defamatory about the Company or the Releasees. This non-disparagement obligation shall not prohibit the Executive from testifying truthfully in any legal proceeding or engaging in any conduct expressly permitted in Section 8.
(ii)    The Chair of the Board of Directors of the Company (the “Board”) shall direct the members of the Board and the executive officers of the Company, to the extent permitted by law, not to, in public or private, whether orally, in writing, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, make any remarks or comments to any person or entity regarding the Executive that are false, disparaging, derogatory or defamatory about the Executive.
(c)    Remedies. In the event of a breach or threatened breach by the Executive of this Agreement or ongoing covenants and provisions set forth in the Employment Agreement, the Executive hereby consents and agrees that money damages would not afford an adequate remedy and that Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

7.    Return of Records and Equipment. On or by the Separation Date, the Executive will return the Company’s property pursuant to Section 11 (Return of Company Property) of the Employment Agreement.

8.    Reports to Government Entities. Nothing in this Agreement, including the Release clauses, restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation the Securities and

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Exchange Commission, the Department of Justice, Equal Employment Opportunity Commission, any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive is not required to advise or seek permission from the Company before engaging in any such activity. Further, nothing in this Agreement shall prohibit any person from making truthful statements when required by law or order of a court or other body having jurisdiction or in conjunction with legal proceedings. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law. Despite the foregoing, the Executive is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information that the Executive came to learn during the course of the Executive’s employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine, and/or other applicable legal privileges. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. The Executive is waiving his right to receive any individual monetary relief from the Company or any others covered by the Release set forth in Section 4 resulting from such claims, regardless of whether the Executive or another party has filed them, and in the event the Executive obtains such monetary relief, the Company will be entitled to an offset for the payments made pursuant to this Agreement, except where such limitations are prohibited as a matter of law. This Agreement does not impact the Executive’s ability to receive and retain an award from a government administered whistleblower award program for providing information directly to a government agency.

9.    No Other Amounts Due. The Executive acknowledges that, as of the Effective Date, the Company has paid the Executive all wages, salaries, bonuses, benefits and other amounts earned and accrued, less applicable deductions through the Effective Date, and that the Company has no obligation to pay any additional amounts, other than the payments and benefits described herein. The Executive further acknowledges that the payments and benefits provided under this Agreement fully satisfy the Company’s obligations to provide benefits under any severance plan or arrangement maintained by the Company or any other Company benefit plan which could provide severance or other similar benefits.

10.    Notices. Notices and all other communications provided for in this Agreement shall be delivered pursuant to Section 18(f) (Notices) of the Employment Agreement.

11.    Medicare Disclaimer. The Executive represents that he is not a Medicare Beneficiary as of the Effective Date. To the extent that the Executive is a Medicare Beneficiary, the Executive agrees to notify the Company in accordance with the notice provisions set forth in Section 10 above.

12.    Acknowledgement of Voluntariness and Time to Review. The Executive acknowledges that:

(a)    The Executive has read this Agreement and understands it;

(b)    The Executive is signing this Agreement voluntarily in order to release his claims against the Company in exchange for the Separation Benefits, which, in the aggregate, are greater than the Executive would have otherwise received;

(c)    The Executive is signing this Agreement twice: the first time, within 21 days of receiving it; and the second time, upon or within five business days after the Separation Date;

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(d)    The Executive was offered at least 21 days to consider his choice to sign this Agreement on the initial signature;

(e)    The Company has advised the Executive to consult with an attorney;

(f)    The Executive knows that he can revoke this Agreement within seven days of signing it and that the Agreement does not become effective until that seven-day period has passed;

(g)    If the Executive signs and does not revoke this Agreement within 21 days of receiving it, and then the Executive does not again sign the Agreement within five business days after the Separation Date (or the Executive revokes it), the Company will not be obligated to pay the Separation Benefits, as set forth herein;

(h)    To revoke this Agreement, the Executive agrees to notify the Company in accordance with the notice provisions set forth in Section 10 above;

(i)    The Executive agrees that changes to this Agreement before its execution, whether material or immaterial, do not restart his time to review the Agreement; and

(j)    The Executive acknowledges that nothing in this Agreement is an admission of any wrongdoing, liability, or unlawful activity by the Executive or by the Company.

13.    Effective Date.

(a)    Effective Date. This Agreement will become effective and enforceable upon the expiration of the seven-day revocation period provided for in Section 12(f) above with respect to the Executive’s first signing of this Agreement (the “Effective Date”). If the Executive fails to return an executed original to the Company in accordance with the notice provisions set forth in Section 10 above within 21 days after he receives this Agreement, then this Agreement, including but not limited to the obligation of the Company to provide the Separation Benefits, shall be deemed automatically null and void.

(b)    Revocation Period. When the Executive signs this Agreement the first time, the Agreement becomes effective immediately after the seven-day revocation period following that signature, if the Executive does not revoke the Agreement. When the Executive signs this Agreement the second time, the Executive’s second signature becomes effective immediately after the seven-day revocation period following that second signature, if he does not revoke the Agreement. For the avoidance of doubt, if the Executive signs and does not revoke this Agreement the first time but does not sign this Agreement again within five business days after the Separation Date (or revokes this Agreement thereafter), this Agreement shall remain in effect, but no Separation Benefits shall be provided to the Executive.

14.    Section 409A. Each of the Company and the Executive acknowledge and agree that the provisions of Section 8 (Code Section 409A Compliance) of the Employment Agreement shall be applied to and be part of this Agreement and are hereby incorporated by this reference.

15.    Tax Withholding. All payments under this Agreement are subject to applicable tax withholding.

16.    Entire Agreement. This Agreement contains the full agreement between the Executive and the Company and completely supersedes any prior written or oral agreements or representations concerning

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the subject matter thereof, including without limitation the Employment Agreement (except for such provisions of the Employment Agreement specifically described herein to continue in effect) and the terms of the Stock Awards referenced in Section 3(b)(iii). Any oral representation or modification concerning this Agreement shall be of no force or effect.

17.    Assignment of Agreement. This Agreement may not be assigned by the Executive without the express written consent of the Company. This Agreement shall inure to the benefit of, and be binding on, the Company’s successors and assigns provided such party assumes the obligations and duties under the Agreement.

18.    Severability. In the event a court or other entity with jurisdiction determines that any portion of this Agreement (other than the general release clause) is invalid or unenforceable, the remaining portions of the Agreement shall remain in full force and effect.

19.    Governing Law. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Virginia, without reference to that jurisdiction’s choice of law rules. The Parties consent to personal jurisdiction before the Circuit Court for Henrico County, Virginia and the United States District Court for the Eastern District of Virginia, Richmond Division, to the exclusion of all other courts, for any lawsuit filed by the Parties arising from or related to this Agreement or its application.

20.    Signature. If the Executive chooses to accept this Agreement, please sign the Agreement, and return this Agreement to the Company in accordance with the notice provisions set forth in Section 10 above, no later than 21 days after the Executive’s receipt of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

                        DYNEX CAPITAL, INC.

By:    _______________________________________
Byron L. Boston, Chairman of the Board and Co-Chief Executive Officer
                        Date:    _____________

By:    _______________________________________
Smriti L. Popenoe, Co-Chief Executive Officer and President
                        Date:    _____________

                        EXECUTIVE

                        _____________________________________________
Robert S. Colligan

                        Date:    _____________

TO BE SIGNED WITHIN FIVE BUSINESS DAYS AFTER THE SEPARATION DATE:

I hereby reaffirm the terms of the Agreement. I agree to all terms of the Agreement as of the date of this signature.

EXECUTIVE

                        _____________________________________________
Robert S. Colligan

                        Date:    _____________
Signature Page
Separation Agreement and General Release

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Exhibit A

Transition Responsibilities

Transition of Relationships, Responsibilities and Company Property

As reasonably requested by the Co-CEOs, the Executive will:

    Participate in calls with representatives of firms with which the Executive worked in connection with his responsibilities to the Company, to facilitate a smooth transition.

    Respond to questions from the Company, and participate in calls, about matters with respect to which the Executive worked while at the Company.

    Provide all Company property as required by Section 7 of the Agreement, including all Company-related information specifically requested by the Co-CEOs.

Exhibit A - 1

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Exhibit B

Outstanding Stock Awards

    The table below shows each of the outstanding RSUs and PSUs held by the Executive as of the Separation Date. Such awards will vest as described below and be paid in accordance with the terms of the applicable award agreement.

PSUs		RSUs
Grant Date	Target Share Number	Grant Date	Target Share Number*
03/08/24	61,476**	03/08/24	13,934
05/28/25	68,394**	05/28/25	30,549
03/04/26	60,129***	03/04/26	40,086

* Any unvested RSUs will fully vest as of the Separation Date, as described in the applicable award agreement.

** Amount vesting will be subject to attainment of performance goals before the Separation Date, as described in the applicable award agreement.

*** Amount vesting will be prorated and subject to attainment of performance goals as of the end of performance period and other applicable terms, as described in the Employment Agreement.

Exhibit B - 1